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NORTH                                                          EXHIBIT 10.11(a)
FORK
BANK





                                                September 14, 1995


Ms. Mindy Butler
32 Cottontail Road
Melville, New York 11747

        Re:  Termination of the Employment with
             North Fork Bank (the "Bank")
             ----------------------------------

Dear Ms. Butler:

        This letter confirms the mutually agreed arrangement concerning the termination of your employment with the Bank. Effective August 25, 1995, the "Termination Date", the Bank has accepted your resignation from employment. In connection with and in consideration of this termination and the release described below, the Bank will pay to you and make available to you the sums and benefits in the manner described below. These sums and benefits are in excess of what the Bank is required to provide to you and are in complete satisfaction of all amounts which are or may be due pursuant to the Bank's letter of March 31, 1994 regarding your employment, or any other agreement or on any other basis. This letter shall not be construed as an admission of wrongdoing by you or by the Bank or any of its officers, directors, or employees. This letter is written without prejudice and shall not be effective until the provisions of paragraph 12 below are met.

        1. SEVERANCE PAYMENT: You have received a severance payment in the sum of $8,653.85 less required withholding and deductions and will receive further severance payments of $367,788.63 and $75,000.00, each less required withholding and deductions, within 5 days after the occurrence of the Last Revocation Day (as defined below) without this agreement being revoked.

        2. USE OF AUTOMOBILE: You will return to the Bank the leased vehicle now in your possession promptly after the Last Revocation Day.

        3. STOCK OPTIONS: You currently hold the following non-qualified stock options with regard to the stock of North Fork Bancorporation, Inc. which are fully vested. You must exercise these options at your own cost and expense, (and pay all taxes incident to the exercise) by the expiration date indicated or they will lapse.

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
NUMBER OF SHARES                EXERCISE PRICE          EXPIRATION DATE
----------------                --------------          ---------------
     20,000                         $14.125             August 25, 1996

        You have exercised your options with respect to 10,000 shares of North Fork Bancorporation, Inc. stock at 14.19.

        4. RESTRICTED STOCK: The grant of 5,000 restricted shares of North Fork Bancorporation, Inc. has not vested in whole or in part, and is forfeited effective on the Termination Date.

        5. LONG TERM DISABILITY: You will be entitled to convert your coverage under the Bank's Long Term Disability Plan to coverage under a Group Long Term Disability Conversion Policy under the terms and subject to the limitations of the Conversion Policy, provided you meet all requirements of eligibility for conversion and timely submit all required documentation. If you so convert, the Bank will pay premiums through December 31, 1995. You will be responsible for premiums thereafter. One of the conditions of eligibility is application within thirty-one (31) days of the Termination Date. Coverage is not available if you are or become insured for Long Term Disability insurance under another insurance plan within thirty-one (31) days after the Termination Date.

        6. HEALTH AND MEDICAL BENEFITS: Since you did not participate in the Bank's health and medical benefit plan, you are not entitled to COBRA coverage. However, since you participated in the Flexible Spending Account Program, you are entitled to extend this participation through COBRA. You must elect to do so.

        7. RETIREMENT PLANS: Your participation in the Bank's 401(K) Plan ended upon the Termination Date. Your contributions to the 401(K) program are available to you in accordance with law. However, the Bank's contributory portion of your 401(K) is forfeited since it was not vested. You have not and will not pursuant to this letter vest in the Bank's cash balance retirement plan and all amounts therein are forfeited.

        8. BANK EQUIPMENT: You shall immediately return all Bank property in your possession or entrusted to you, including but not limited to fax machine and cellular telephone.

        9. RELEASE: a. In consideration of the provisions of this letter you release the Bank, North Fork Bancorporation, Inc., and all of their subsidiaries and affiliates, "Companies", and all of the Companies' officers, directors and employees, all of the foregoing, collectively "Releasees", from all claims and demands you may have arising out of your employment and termination of employment. This release includes, but is not limited to, claims arising under the Federal Age Discrimination in Employment Act, the Federal Equal Opportunity Employment Act and the New York State Human Rights Law and any other federal, state or local law which prohibits employment
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discrimination. This release bars you from bringing any complaint or action against Releasees for employment discrimination or wrongful termination of employment, including, but not limited to, age, sex, and/or religious discrimination. This release does not release any claims which arise after this letter becomes effective, such as your right to enforce this Agreement with respect to any matter which has not been released. If you bring an action with respect to such matters and you are the prevailing party, you shall be entitled to attorney's fees and all other expenses incurred. You agree not to commence any action against Releasees with respect to any matter covered by this release. If you bring such an action, and the Releasees are the prevailing party, you must pay the Releasees' attorneys fees and all other expenses.

        b. You represent to us that in your employment with the Bank you conducted business on the Companies' behalf in conformity with applicable law and regulation. In reliance upon this representation and as further consideration, the Companies release you from all claims and demands they may have against you based upon facts existing as of the Termination Date, whether or not known except for breach of the foregoing representation. If any action is brought contrary to this release and you prevail, you shall be entitled to the costs and attorney's fees you incur.

        10. CONFIDENTIALITY: You agree to keep the existence and substance of this letter completely confidential and not disclose same to any person or entity, except in response to Court Order or to your spouse, accountant or attorney. You further agree to keep confidential and not to disclose to any person or entity, at any time, any information concerning the Companies, their operations, their financial affairs, their customers or business relationships, except in response to Court Order and upon not less than ten (10) days written notice of intention to comply with such Court Order. All work produced by you during the course of your employment is the sole property of the Bank and shall not be used, reproduced or disclosed to others.

        11. EFFECTIVE DATE: The provisions of this letter shall not become effective until seven (7) days after you have signed and returned a copy of this letter, "Last Revocation Day". You may revoke your agreement to the provisions of this letter within such seven (7) day period by delivery of a written notice of revocation no later than the close of business on the Last Revocation Day. If you revoke this letter, it shall not become effective or enforceable. If you do not revoke this letter, it shall be effective and enforceable the day after the Last Revocation Day.

        12. REVIEW AND ADVICE OF COUNSEL: You are given a period of twenty-one (21) days in which to review and consider this letter before signing it. You are encouraged to consult an attorney before signing this letter.


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        13. MISCELLANEOUS:  This letter contains the entire understanding between you and the Bank with regard to your termination of employment and supersedes the letter agreement between you and the Bank dated March 31, 1994 and any other agreements between you and the Bank and the Companies with regard to your employment and termination. The provisions of this letter may not be waived, modified or terminated orally. In any action arising out of or concerning this letter, both you and the Bank waive trial by jury. This letter shall be governed by Federal Law and the internal laws of the State of New York without regard to conflicts of laws rules. This letter shall be binding and inure to the benefit of yourself, your heirs, and assigns and the companies and their successors and assigns.

        If the foregoing correctly reflects our agreement and is satisfactory, kindly sign, date and return the enclosed copy of this letter where indicated.


                                        Very truly yours,


                                        /s/ John Adam Kanas
                                        -------------------------------------
                                        John Adam Kanas

JAK/dmc/is
Enclosure


I have read the foregoing letter, understand it and voluntarily countersign it. I accept and agree to be bound by the terms of this letter. I understand that the letter contains a release.

        /s/ Mindy Butler                          September 22, 1995
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            Mindy Butler                                 Date